Exhibit 10(x)

SECOND AMENDMENT TO THE
SEVERANCE PAY PLAN OF
JOHNSON & JOHNSON AND U.S. AFFILIATED COMPANIES
(as amended and restated effective October 1, 2014)

Pursuant to the actions of the Pension and Benefits Committee of Johnson & Johnson at a meeting held on September 28, 2015, the Severance Pay Plan of Johnson & Johnson and U.S. Affiliated Companies (the "Plan") is amended as follows, effective with respect to individuals who are given notice of termination after September 28, 2015:

1.	Article 4.1(b)(iii) is amended to read as follows:

a.	An Eligible Employee is not eligible for the benefits provided in Article 5 if his or her employment is terminated as a result of any one of the following events:
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i.
the refusal of a position with a Johnson & Johnson Company, which, in the sole discretion of the Pension and Benefits Committee, is comparable (meaning that the new position would not result in a reduction of the Eligible Employee’s base pay or salary (other than a de minimis reduction) or pay grade ) to the Eligible Employee’s current position and for which the primary work location is no more than a 50-mile radius from the Eligible Employee’s current primary work location, or the acceptance of employment with a Johnson & Johnson Company;

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Nov 4, 2015                            /s/ Lisa Blair Davis
Date                                Lisa Blair Davis
Member
Pension & Benefits Committee
of Johnson & Johnson

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